Exhibit 99.1

                         NEWS RELEASE

Lincoln Financial Group Names Randal J. Freitag Chief Financial Officer

Philadelphia, PA, December 16, 2010 – Lincoln Financial Group (NYSE: LNC) today announced that it has promoted Randal J. Freitag to Executive Vice President and Chief Financial Officer, effective January 1, 2011. As CFO, Freitag will replace Frederick J. Crawford, who as previously announced will now assume the newly created position of Executive Vice President and Head of Corporate Development and Investments. Freitag and Crawford will both serve on the company’s Senior Management Committee and report to Dennis R. Glass, President and Chief Executive Officer of Lincoln Financial.

“We conducted a thorough internal and external search which confirmed that Randy is the best candidate based on his deep experience in all aspects of the CFO role as well as his broad perspective on the industry's dynamics and ongoing evolution,” said Glass. “Randy's background in the industry and with Lincoln's businesses, his strategic insights, demonstrated business judgment, and strong internal and external relationships will support the long-term success of the enterprise.”

As Chief Financial Officer, Freitag will lead Lincoln’s financial team, which includes corporate finance, risk management, treasury, corporate tax, corporate actuarial, audit and investor relations. In addition, he will work closely with senior leaders throughout the company to develop strategies to position Lincoln Financial for the future.

Freitag developed his well-honed analytical and technical skills by serving in a number of  increasingly responsible roles at Lincoln Financial since joining the company in 1995. He was named Chief Risk Officer in 2007 with overall responsibility for enterprise risk management, capital and liquidity management, equity risk management and treasury. Prior to serving as Chief Risk Officer, Freitag was senior vice president of product risk & profitability management for the individual life and annuities businesses. His areas of responsibility included financial management, asset liability and equity risk (variable annuity hedging) management. Freitag has also served in the corporate actuarial area where his role included mergers & acquisitions, rating agency relations and capital allocation. Prior to joining Lincoln Financial, Freitag held various actuarial roles. He earned a B.A. degree in Mathematics from the University of Minnesota and is a fellow of the Society of Actuaries.

About Lincoln Financial Group
Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $150 billion as of September 30, 2010. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

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